U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: (DATE OF EARLIEST EVENT REPORTED): July 8, 2009

Commission File Number: 000-33193

SNRG CORPORATION
(Exact name of small business issuer as specified in its charter.)

Nevada	90-0082485
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1800 St James, Suite 306
Houston, TX  77056
(Address of principal executive offices)

(713) 961-3200
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On or around July 7, 2009, SNRG Corporation and its wholly-owned subsidiary, Texas Gohlke Partners Inc. (collectively the “Company”, “we,” and “us”), together with Rangeford Resources, Inc. (“Rangeford”), agreed to terminate the Assignment and Bill of Sale (the “Assignment”) entered into on or around June 12, 2009, pursuant to which, the Company was to sell (a) all of its right, title and interest in and to the oil, gas and mineral leases and wells located in and on certain oil and gas leases totaling an aggregate of 232.948 acres, located in Victoria County, Texas and including the rights to the Company’s M.G. Hensley Well #1 (collectively the “Property”), and (b) all materials, supplies, equipment, improvements and fixtures located on the Property, to Rangeford, for an aggregate of $100,000 in cash.

Additionally, on or around  April 30,  2009, the letter of intent pursuant to which the Company had the right to acquire up to a 70% interest in Tianshui Yellow River Industry Co, Ltd. expired, and we do not intend to further pursue this acquisition.

On or around June 15, 2009, the Company disposed of its residual interests in the Gohlke Heirs “B” lease in settlement of corporate debt in the amount of $400,000.

The historical business of the Company has been the development and production of oil and gas and related activities. We have stopped pursuing this business strategy and will not be engaged in any segment of the oil and gas industry moving forward. It is our intention to dispose of all of our oil and gas interests.

With the disposition of our oil and gas interests, the assets of the Company will consist solely of a large quantity of rubber processing equipment acquired in 2005. The equipment was to be used for rubber devulcanization and the manufacture of products using devulcanized rubber. The Company does not own the technology required for this process at the present time.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1*	Press Release

* Filed herewith.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SNRG CORPORATION

/s/ D. Elroy Fimrite
D. Elroy Fimrite
President

July 8, 2009